As filed with the Securities and Exchange Commission on February 5, 1998

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                    FORM N-8A


           NOTIFICATION OF REGISTRATION FILED PURSUANT TO SECTION 8(a)
                      OF THE INVESTMENT COMPANY ACT OF 1940


The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of Section 8(a) of the Investment Company Act of 1940 and in connection with such registration submits the following information:


                               EUCLID MUTUAL FUNDS
               (Exact Name of Registrant as Specified in Charter)
                          900 Third Avenue - 31st Floor
                            New York, New York 10022
               (Address of Principal Executive Offices) (Zip code)
       Registrant's Telephone Number, including Area Code: (212) 635-9800


                           EUGENE J. GLASER, President
                               Euclid Advisors LLC
                          900 Third Avenue - 31st Floor
                            New York, New York 10022
                     (Name and Address of Agent for Service)

                                    Copy to:
                             PAUL S. SCHREIBER, Esq.
                               Shearman & Sterling
                              599 Lexington Avenue
                            New York, New York 10022


The Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of this Form N-8A: YES [ X ] NO [ ]

                                   SIGNATURES

Pursuant to the requirements of the Investment Company Act of 1940, as amended, the Registrant has duly caused this Notification of Registration on Form N-8A to be signed on its behalf by the undersigned in the City and State of New York on the 4th day of February, 1998.

                                                 EUCLID MUTUAL FUNDS


                                                 By: /s/  Eugene J. Glaser
                                                 Name:  Eugene J. Glaser
                                                 Title:  Trustee


ATTEST: /s/ David Katzen
Name:  David Katzen
Title:  Trustee